SILLENGER EXPLORATION CORP.

Sillenger Announces Change of Director

TORONTO, Ontario – June 21, 2010 – (Marketwire) – Sillenger Exploration Corp. (“Sillenger”) (OTCBB: SLGX) reports that Carolyn Sing, sole Director, Chief Financial Officer, Treasurer, and Corporate Secretary has resigned to pursue other opportunities.  The resignation was effective June 17, 2010.  The Company also announces that John Gillespie, President and Chief Executive Officer of the Company, will assume the role of interim Chief Financial Officer, Treasurer, and Corporate Secretary of the Company until a permanent replacement is named. The appointment of Mr. Gillespie as interim Chief Financial Officer, Treasurer, and Corporate Secretary was effective June 17, 2010. Mr. Gillespie was also appointed as the Company’s sole Director.

About Sillenger Exploration Corp.

Sillenger is a natural resource development company dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.  It is dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.

The Sillenger CLP Claims Licensing Program® is a turnkey process used in partnership with Governments to improve the way their natural resources are managed. The Company’s Government partners provide a “fast-track” to expediting all necessary permits, licenses, legal, and other bureaucratic documentation and procedures that exploration and extraction companies would require in order to begin their work programs in these countries.

The Company believes there is a strong indication that the Republic of Equatorial Guinea, which is a major offshore oil producer, is potentially rich with gold, diamonds, and other precious resources. The West Africa region hosts a number of major base metals mines extracting copper, zinc, bauxite, and iron ore. Recent exploration activity has led to the discovery of rare element strategic minerals such as uranium, tantalum, gallium and lithium.

Forward-Looking Statements

Information in this press release may contain 'forward-looking statements.' Statements describing objectives or goals or Sillenger Exploration Corp.'s future plans are also forward-looking statements and are subject to risks and uncertainties, including the financial performance of Sillenger Exploration Corp. and market valuations of its stock, which could cause actual results to differ materially from those anticipated. Forward-looking statements in this news release are made pursuant to the 'Safe Harbor' provisions of the United States Private Securities Litigation Reform Act of 1995.

Contact:

Sillenger Exploration Corp
Email: info@sillenger.com
Website: www.sillenger.com

Investor Relations:
Telephone: 310-860-5686
Drew Farion
drewfarion@sillenger.com

MJW Communications
Marjorie Wallens
416-961-5924
mwallens@mjwcommunications.com